As filed with the Securities and Exchange Commission on January 27, 2010

Registration No. 333-159133

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

California Micro Devices Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2672609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

490 N. McCarthy Blvd., #100

Milpitas, CA 95035-5112

(408) 263-3214

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2004 Omnibus Incentive Compensation Plan, as amended

(Full Title of the Plans)

George H. Cave, Esq.

Secretary

California Micro Devices Corporation

5005 East McDowell Road

Phoenix, AZ 85008

(602) 244-6600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

David Lewis, Esq.

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016-4232

(480) 606 5126

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by California Micro Devices Corporation, a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), registered under the Registration Statement on Form S-8 (File No. 333-159133) initially filed by the Company on May 11, 2009 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 3,672,230 shares of Common Stock relating to the Company’s 2004 Omnibus Incentive Compensation Plan, as amended.

On December 14, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ON Semiconductor Corporation, a Delaware Corporation (“ON”), and Pac-10 Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of ON (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, (the “Merger”) with the Company continuing as the surviving corporation as an indirect, wholly-owned subsidiary of ON. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock (the “Shares”) at a purchase price of $4.70 per Share (the “Offer Price”). The Offer commenced on December 28, 2009 and expired on January 26, 2010.

On January 27, 2010, the Merger became effective as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each Share outstanding immediately prior to the Merger (other than Shares held in the treasury of or reserved for issuance by the Company and Shares owned by ON or the Purchaser, or direct or indirect wholly-owned subsidiaries of ON or the Company, all of which were cancelled and extinguished, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law) was automatically converted into the right to receive the Offer Price without interest thereon and less any applicable withholding or stock transfer taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 27th day of January, 2010.

CALIFORNIA MICRO DEVICES CORPORATION

By:	/S/ ROBERT V. DICKINSON
Name:	Robert V. Dickinson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on January 27, 2010 in the capacities indicated.

Name	Title	Date

/S/ ROBERT V. DICKINSON Robert V. Dickinson	Chief Executive Officer (Principal Executive Officer)	January 27, 2010

/S/ KEVIN J. BERRY Kevin J. Berry	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2010

/S/ KEITH D. JACKSON Keith D. Jackson	Director and President	January 27, 2010

/S/ DONALD A. COLVIN Donald A. Colvin	Director and Treasurer	January 27, 2010